Exhibit 5.3

[SPIRIT AIRLINES, INC. LETTERHEAD]

November 28, 2017

Spirit Airlines, Inc.

2800 Executive Way

Miramar, Florida 33025

Re:	Spirit Airlines, Inc. 2017-1 Pass Through Trusts

Pass Through Certificates, Series 2017-1

Ladies and Gentlemen:

I am Senior Vice President and General Counsel of Spirit Airlines, Inc., a Delaware corporation (the “Company”), and have acted as such in connection with the Registration Statement on Form S-3 (Registration No. 333-202260) (the “Registration Statement”) and in connection with the issuance and sale by the Company today of $247,099,000 face amount of Pass Through Certificates, Series 2017-1AA (the “Class AA Certificates”), $82,366,000 face amount of Pass Through Certificates, Series 2017-1A (the “Class A Certificates”) and $91,035,000 face amount of Pass Through Certificates, Series 2017-1B (the “Class B Certificates”, and together with the Class AA Certificates and Class A Certificates, the “Certificates”) to Morgan Stanley & Co. LLC and Citigroup Global Markets Inc., as representatives of the several underwriters (the “Underwriters”) named in Schedule I to the Underwriting Agreement, dated as of November 13, 2017 (the “Underwriting Agreement”), among the Company, Morgan Stanley & Co. LLC and Citigroup Global Markets Inc. The Certificates will be issued under the Pass Through Trust Agreement, dated as of August 11, 2015 (the “Basic Agreement”), between the Company and Wilmington Trust, National Association, as pass through trustee for the trust relating to each class of Certificates (with respect to the Class AA Certificates, the “Class AA Trustee,” with respect to the Class A Certificates, the “Class A Trustee” and with respect to the Class B Certificates, the “Class B Trustee” and, together, the “Trustee”), as amended and supplemented for the Class AA Certificates by the Trust Supplement 2017-1AA, dated as of November 28, 2017 (the “Class AA Trust Supplement”), between the Company and the Class AA Trustee (the Basic Agreement, together with the Class AA Trust Supplement, the “Class AA Trust Agreement”), as amended and supplemented for the Class A Certificates by the Trust Supplement 2017-1A, dated as of November 28, 2017 (the “Class A Trust Supplement”), between the Company and the Class A Trustee (the Basic Agreement, together with the Class A Trust Supplement, the “Class A Trust Agreement”), and as amended and supplemented for the Class B Certificates by the Trust Supplement 2017-1B, dated as of November 28, 2017 (the “Class B Trust Supplement” and, together with the Class AA Trust Supplement and the Class A Trust Supplement, the “Trust Supplements”), between the Company and the Class B Trustee (the Basic Agreement, together with the Class B Trust Supplement, the “Class B Trust Agreement” and, together with the Class AA Trust Agreement and the Class A Trust Agreement, the “Trust Agreements”).

As used herein, the following terms have the following meanings: the term “Prospectus Supplement” means the prospectus supplement, dated November 13, 2017, relating to the Certificates, in the form filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “1933 Act”), including the documents incorporated by reference therein, and the term “Prospectus” means the base prospectus included in the Registration Statement, as supplemented by, and together with, the Prospectus Supplement, in the forms filed with the Commission pursuant to Rule 424(b) under the 1933 Act, including the documents incorporated by reference therein.

In so acting, I or attorneys under my supervision have examined the Registration Statement, the Trust Agreements, the Underwriting Agreement and the Prospectus, and have also examined and relied upon the representations and warranties as to factual matters contained therein or made pursuant thereto and upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents and other instruments as in our judgment are necessary or appropriate to enable me to render the opinion expressed below. In such examination, I or such attorneys have assumed the genuineness of all signatures (other than those on behalf of the Company), the authenticity of all documents submitted as originals, and the conformity to authentic original documents of all documents submitted as copies.

Based on the foregoing and subject to the assumptions and qualifications set forth below, I am of the following opinion:

1.	The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.

2.	The Company has the corporate power and authority under Delaware law to execute, deliver and perform its obligations under the Trust Agreements.

3.	Each of the Trust Agreements has been duly authorized, executed and delivered by the Company.

I express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of

America, except that I express no opinion with respect to the antitrust, bankruptcy, environmental, securities or tax laws of any jurisdiction.

This opinion letter is limited to the matters stated, and no opinion is implied or may be inferred beyond those opinions expressly stated herein. The opinions expressed herein are rendered only as of the date hereof, and I assume no responsibility to advise you of changes in law, facts, circumstances, events or developments which hereafter may be brought to my attention and which may alter, affect or modify such opinions. In connection with the issuance of the Certificates, Debevoise & Plimpton LLP may receive a copy of this letter and rely on the opinions set forth herein.

I hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on the date hereof and incorporated by reference in the Registration Statement, and the reference to my name under the caption “Validity of the Certificates” in the Prospectus. In giving such consent, I do not thereby concede that I am within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Thomas Canfield
Senior Vice President and General Counsel